Exhibit 99.1

Annaly Capital Management, Inc. Announces Strategic Capital Raises Totaling Over $1.5 Billion and Redemption of 7.875% Series A Cumulative Redeemable Preferred Stock

NEW YORK--(BUSINESS WIRE)--July 31, 2017--Annaly Capital Management, Inc. (NYSE:NLY) (“Annaly” or the “Company”) today announced the closing of its recent capital raises of common and preferred stock that have provided aggregate gross proceeds to the Company of over $1.5 billion before deducting estimated offering expenses. The Company has also issued a notice for the redemption of its 7.875% Series A Cumulative Redeemable Preferred Stock.

Common Stock Capital Raise

The Company has closed on the sale of an additional 9,000,000 shares of common stock related to its previously announced public offering of 60,000,000 common shares pursuant to the full exercise of the underwriters’ option. Giving effect to the sale of these additional shares, the Company raised gross proceeds of approximately $816 million before deducting estimated offering expenses in its common stock offering.

Preferred Stock Capital Raise

The Company has also closed the public offering of 28 million shares of its 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, for gross proceeds of approximately $700 million before deducting the underwriting discount and other estimated offering expenses. In connection with the preferred stock offering, Annaly granted the underwriters a thirty-day option to purchase up to an additional 4.2 million shares of Series F Preferred Stock solely to cover over-allotments.

Redemption of 7.875% Series A Cumulative Redeemable Preferred Stock

As previously announced, Annaly will use a portion of the net proceeds of the public offering of 28 million shares of its 6.95% Series F Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock to, among other things, redeem all of its outstanding 7.875% Series A Cumulative Redeemable Preferred Stock with an aggregate liquidation preference of approximately $185.3 million, plus accrued but unpaid dividends payable therewith.

Kevin Keyes, Chief Executive Officer and President of Annaly, commented “In just over a week, we raised $1.5 billion in two transactions, pricing the fourth largest overnight common stock deal this year and executing the largest non-rated preferred offering ever. These offerings, as well as the announced redemption of our Series A Preferred, are accretive to shareholder value, enhance our liquidity position, efficiently reduce our cost of capital and further position us to capitalize on the numerous growth opportunities for our diversified platform. The strong demand for these sizeable and attractively priced offerings is recognition of our market leadership and the direct result of our comprehensive investor outreach effort, which has successfully broadened and diversified our shareholder base.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders through capital preservation, prudent selection of investments, and continuous management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC.

Forward-Looking Statements

This news release and public documents filed by the Company (“we,” “us,” “or “our”) to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, the expected closing of our public offering of Series F Preferred Stock on the terms and timing we expect, the timing and terms on which we are able to complete our intended redemption of our Series A Preferred Stock, if at all, our ability to experience a lower cost of capital and other expected financial benefits of the transactions referenced herein, if at all, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow our commercial business; our ability to grow our residential mortgage credit business; credit risks related to our investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights and ownership of a servicer; our ability to consummate any contemplated investment opportunities; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
investor@annaly.com